UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2018

NORDSON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ohio	0-7977	34-0590250
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

28601 Clemens Road

Westlake, Ohio 44145

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 440-892-1580

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The shareholders of Nordson Corporation (the “Company”) approved the Amended and Restated Nordson Corporation 2012 Stock Incentive and Award Plan (the “Plan”) at the Annual Meeting of Shareholders held on February 27, 2018 (the “2018 Annual Meeting”). The Plan amends and restates the Company’s 2012 Stock Incentive and Award Plan, which was originally approved by the Company’s shareholders on February 26, 2013, to (i) increase the aggregate number of common shares reserved for issuance under the Plan by 1,625,000 shares, (ii) continue to authorize the grant of incentive stock options from the Plan’s share reserve, (iii) extend the term of the Plan by approximately five years to December 28, 2027, and (iv) impose an annual limit on the compensation of the non-employee directors so that the aggregate grant date fair value of all awards granted to any non-employee director during any single calendar year, taken together with any cash fees paid to the director during such calendar year, would not exceed $700,000.

The objective of the Plan is to attract and retain non-employee directors, officers and other key employees of the Company and its subsidiaries and to provide those persons with incentives and rewards for superior performance. The Plan is administered by the Compensation Committee of the Board of Directors and has a term of ten years. All non-employee directors of the Company and employees of the Company and its subsidiaries designated by the Compensation Committee are eligible to participate in the Plan and to receive awards including stock options (which may be incentive stock options or non-qualified stock options), stock appreciation rights, restricted shares, restricted share units, or other share-based awards and cash-based awards. All of the shares authorized for grant under the Plan may be issued pursuant to incentive stock options.

Awards granted under the Plan are subject to forfeiture in the event a participant’s employment or service is terminated by the Company or a subsidiary for “cause” (as defined in the Plan). Awards under the Plan may also be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery (or “clawback”) policy that the Company may adopt.

A summary of the Plan is included in Proposal Four of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on January 19, 2018 (the “Proxy Statement”), which summary is incorporated in its entirety herein by reference. The summaries of the Plan contained herein and in the Proxy Statement do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the Plan, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the 2018 Annual Meeting, 53,407,616 shares, of the 57,809,912 shares that were outstanding and entitled to vote (92.38%), were represented in person or by proxy, constituting a quorum. The final voting results for each of the proposals submitted to a vote of shareholders at the 2018 Annual Meeting are set forth below.

Proposal 1 – The Company’s shareholders elected Arthur L. George, Jr., Michael F. Hilton, and Frank M. Jaehnert to the Board of Directors, each to serve until the 2021 annual meeting of shareholders and until his successor is duly elected and qualified or until his earlier death, resignation or removal. The votes were cast as follows:

	Votes For	Votes Withheld	Broker Non-Votes
Arthur L. George, Jr.	50,042,516	215,561	3,149,539
Michael F. Hilton	49,376,721	881,356	3,149,539
Frank M. Jaehnert	50,036,070	222,007	3,149,539

Proposal 2 – The Company’s shareholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2018. The votes were cast as follows:

For	Against	Abstain
52,504,920	858,140	44,556

Proposal 3 – The Company’s shareholders approved, on an advisory, non-binding basis, the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and the accompanying tabular and narrative disclosure included in the Proxy Statement for the 2018 Annual Meeting. The votes were cast as follows:

For	Against	Abstain	Broker Non-Votes
49,104,342	992,204	161,531	3,149,539

Proposal 4 – The Company’s shareholders approved the Amended and Restated Nordson Corporation 2012 Stock Incentive and Award Plan. The votes were cast as follows:

For	Against	Abstain	Broker Non-Votes
49,211,094	926,474	120,509	3,149,539

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Nordson Corporation 2012 Stock Incentive and Award Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORDSON CORPORATION

Date: March __, 2018	By:	/s/ Gina A. Beredo
Gina A. Beredo
Vice President, General Counsel & Secretary